NEWS RELEASE



               PRISM MAKES INITIAL DISTRIBUTION TO CLAIMHOLDERS


October 10, 2002: Prism Communication Services, Inc. announced today that it commenced its initial distribution to holders of allowed general unsecured claims, as outlined in its First Amended Joint Plan of Reorganization, which became effective on August 12, 2002. Additionally, Prism said it established a disputed claims reserve for holders of claims that are currently disputed, but may subsequently be allowed in full or in part. In connection with the initial distribution, the company allowed claims for Class P-3 general unsecured creditors in the approximate amount of $16.5 million; the disputed claims have been estimated at $56.5 million.

In the initial distribution, allowed general unsecured creditors will receive cash equal to approximately 4 percent of their allowed claims. Distributions to holders of claims that are disputed have been funded into a disputed claims reserve based on Court approved estimates for further distribution as and when their claims are resolved. Currently, Prism has funded the disputed claims reserve with its pro-rata share of cash, which is approximately $2.3 million.

Prism's Plan calls for an orderly runoff or sale of the company's remaining assets, which is expected to be completed by the end of fiscal year 2003. From the proceeds, if any, of the runoff or asset sales, Prism would anticipate making further distributions pursuant to the Plan. Wells Fargo Bank serves as the disbursing agent.

About Prism
Prism Communication Services, Inc. ("Prism") was a provider of dedicated high-speed connectivity. It was acquired by Comdisco, Inc. in February 1999. Prism's operations through September 2000 resulted in significant cash losses.


Safe Harbor
The foregoing contains forward-looking statements regarding Prism. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Prism is a discontinued business and it is liquidating its assets; adjustments arising in the course of completing the analysis of information with respect to the review of the company's business and evaluation of impairment charges; continuing volatility in the equity and credit markets, which can affect the availability of credit and other funding sources and therefore, could limit the ability of companies to purchase assets from Prism; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended June 30, 2002. Prism disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Mary Moster                                          Fred Spar
(847) 518-5147                                       Kekst and Company
mcmoster@comdisco.com                       (212) 521-4800

Disbursing Agents:
Wells Fargo Bank, 612-316-2335